EXHIBIT 10.1

AirROS Reseller Agreement (“ARA”)

This Reseller Agreement (“Agreement”) is made this 21st day of January 2025, between SAGE Industrial Corporation, a California corporation (hereafter “SAGE”), and VirExit a New York state based corporation (hereafter “Company”).

Section 1. Scope of Agreement. SAGE hereby appoints Company as its representative in the Greater USA Environmental Markets, as defined below. Company staff will represent SAGE products to Company customers.

Section 2. Definitions: Territory, Markets, Trademarks. The “Territory” covered by this Agreement is the Greater United States. The “Markets” are limited to exclude any GSA-eligible buyers – that is Federal agencies, US Military, federally funded grants and all contractors eligible to utilize the GSA buying service. “Trademarks” shall mean any and all trademarks and trade names, registered or unregistered, now or hereafter owned by SAGE, or another affiliated entity and used by SAGE in relation to its products.

Section 3. Term. The initial term of this Agreement is from January 21, 2025, to December 31, 2025. This Agreement may be a) renewed by mutual written consent of the parties; b) terminated, after the initial term, by either party upon sixty (60) days’ written notice to the other party.

Section 4. SAGE ’s Responsibilities. SAGE shall be responsible for: a) order processing of Company purchase orders; b) promotional and other literature provided to Company for custom modification; c) timely warranty fulfillment; d) ship product to Company using FedEx or a freight company found agreeable by both parties. Freight/shipping to be billed at cost + handling to Company

Section 5. Company’s Responsibilities. Company will take any necessary measures to achieve the best Market penetration possible for SAGE products in the Territory. Company responsibilities shall include, but not be limited to: a) creation and implementation of marketing programs for the growth of SAGE’s business; b) aid in coordination of activities at trade shows, and research of and recommendations concerning additional related trade shows to gain wider exposure; c) representing SAGE’s products to its clients; d) including SAGE products on the Company website in accordance with SAGE MAP policy.

Section 6. Indemnification/Hold Harmless. SAGE agrees to indemnify and hold Company harmless from and against any and all lawsuits and cost of litigation arising from product liability claims through additionally insured status of Company, patent infringement issues or contract infractions, unless any such issues arise as a result of Company, or and of its employees’, agents’ or representatives’ negligence or willful misconduct.

Section 7. Compensation. SAGE agrees to discount all products to Company at an agreed percentage as documented in agreed price list addendums.

Section 8. Additional Obligations. Company’s Conduct. Company agrees that its employees, agents and representatives performing any duties pursuant to the terms of this Agreement, are acting as SAGE representatives, and shall behave at all times in an exemplary manner, and in no event shall behave in a manner detrimental to the performance or image of SAGE.

Section 9. Confidentiality. Each party shall keep all information regarding this Agreement strictly confidential, and neither party shall divulge any terms of this Agreement to any third party without the express written consent of the other. Additionally, in furtherance of Company’s performance of its obligations under this Agreement, SAGE may from time to time provide Company with, or Company may from time to time be exposed to, confidential information of SAGE and/or its parent and affiliates including, but not limited to, product improvements, concepts and designs, unpublished or published copyrighted materials, market, sales and pricing data, and other information related to the business of SAGE and/or its parent and affiliates. Company agrees that it will take all measures necessary to prevent the disclosure of such confidential information to any other person or entity, and that Company will not disclose or divulge such confidential information to any third party without the prior written approval of SAGE. The foregoing obligations of confidentiality shall not apply to (a) information, which at the time of disclosure is, or which after disclosure becomes, through no fault of Company, part of the public domain; and (b) information, which is required to be divulged by Company pursuant to the order of a court, administrative agency or other governmental body (and then only to the extent of such required disclosure).

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Section 10. Trademarks. Company admits and acknowledges SAGE’s sole ownership and exclusive right, title and interest in and to each of the Trademarks. Company shall not make any use of any Trademark, or any mark resembling a Trademark whatsoever without first obtaining the prior written approval of SAGE with respect to the use of the Trademark. Any use of a Trademark by Company shall be consistent with the high standards of quality associated with SAGE and its products. Company agrees to immediately discontinue all use of the Trademarks upon the termination, for any reason, of this Agreement.

Section 11. Competition. Company is not required to work exclusively for SAGE during the term of this Agreement and it is understood that Company currently sells services and other products to the markets. Company will not sell conflicting products in the air and surface sanitation product category.

Section 12. General and Miscellaneous Matters. With the exception of the Confidentiality Agreement between the parties dated July 29, 2024, this Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any prior agreements, representations or statements, oral or written, between the parties. No provision of this Agreement may be amended, modified, or waived except in writing signed by both parties. No waiver of any provision of this Agreement shall be a continuing waiver of such provision or a waiver of any subsequent breach thereof. If any provision (or portion thereof) of this Agreement is held invalid or unenforceable, the remainder of this Agreement will be read as if the invalid or unenforceable provision (or portion thereof) were omitted, provided that the operation of this sentence shall not materially frustrate the intent and purposes of the parties as evidenced in this Agreement. This Agreement shall be governed by and construed under the laws of the State of CA without regard to its conflict of law’s provisions. Each party has been represented, or had the opportunity to be represented, by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

Section 13. Attorney Fees. If an action is brought relating to the construction or performance of this Agreement, the prevailing party in such action will be entitled to its reasonable attorneys’ fees and costs incurred in such action.

Section 14. Assignment. This Agreement shall be binding on and inure to the benefit of the parties and their respective representatives, administrators, executors, successors, and assigns.

Section 15. Notice. All notices and requests hereunder shall be in writing and shall be delivered in person or by certified or registered mail, postage prepaid to a party at the respective addresses set forth herein or to such other address or addresses as shall have been specified by a party to the other in a notice duly given hereunder. Any notices shall be deemed delivered on the day on which personally delivered or, if sent by mail, on the third business day after delivery at the post office, as evidenced by a post office receipt furnished to the sender.

Section 16. Terms. Payment terms to be 50% deposit with the order, payment due in full before shipment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

By:	/s/ James C Katzaroff	Date: 01/21/2025
VirExit Technologies, Inc.
1280 Lexington Ave FRNT 2, PMB# 1292
New York, NY 10028

By:	/s/ Brian Taylor	Date: 01/21/2025
SAGE Industrial Corporation
1865 Herndon Ave, K126
Clovis, CA 93611

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